Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

September 27, 2021

Berkshire Grey, Inc.

140 South Road

Bedford, Massachusetts 01730

Re:    Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to (a) an aggregate of 50,761,585 shares (the “Plan Shares”) of Class A common stock, $0.0001 par value per share (“Common Stock”), of Berkshire Grey, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2013 Stock Option and Purchase Plan (the “2013 Plan”) and 2021 Stock Option and Incentive Plan (the “2021 Plan” and, together with the 2013 Plan, the “Plans”); and (b) the offer and sale from time to time by the selling securityholders listed in the Registration Statement under “Selling Securityholders” of (i) up to 5,979,435 outstanding shares (the “Resale Shares”) of Common Stock, of the Company; and (ii) up to 12,383,011 shares of Common Stock (the “Option Shares”) issuable upon the exercise of stock options granted under the 2013 Plan.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth in numbered paragraphs 1 and 3, we have assumed that before the Plan Shares and Option Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the aggregate number of Plan Shares and Option Shares.

Based on the foregoing, we are of the opinion that:

1.	The Plan Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

Berkshire Grey, Inc.

September 27, 2021

2.	The Resale Shares have been duly authorized and validly issued and are fully paid and nonassessable.

3.

The Option Shares, when issued upon exercise of the options in accordance with the terms of the options and the 2013 Plan, will have been duly authorized and validly issued and will be fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP